EXHIBIT 23

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form SB-2 is a part, of the Reports dated December 22, 2005 relative to the financial statements of Avalon Development Enterprises, Inc. as of December 31, 2003 and 2004 and for the years then ended, and as of November 30, 2005 and for the eleven months then ended.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

December 22, 2005